EXHIBIT 1.01
Conflict Minerals Report for the Calendar Year Ended December 31, 2024

This Conflict Minerals Report contains certain “forward-looking statements” that are based on our current expectations and assumptions. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Forward-looking statements include any statements that are not historical and include the statements made under the heading “Risk Mitigation.” All forward-looking statements made in this Conflict Minerals Report are based on information currently available to Vertiv Holdings Co (“Vertiv,” “we,” “us,” or “our”) as of the date of this report. Vertiv undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from Vertiv’s historical experience and its present expectations. These risks and uncertainties include, but are not limited to, the continued implementation by Vertiv and our direct and indirect suppliers of satisfactory traceability and other compliance measures on a timely basis, or at all.

Vertiv has prepared this Conflict Minerals Report (the “Report”) for the year ended December 31, 2024, consistent with the requirements of Rule 13p-1 of the Securities Exchange Act of 1934, as amended, relating to conflict minerals (the “Rule”). The Rule imposes certain reporting obligations on Securities and Exchange Commission registrants whose manufactured products or products contracted to be manufactured contain conflict minerals which are necessary to the functionality or production of their products. The term “conflict minerals” is defined in the Rule as cassiterite, columbite-tantalite (coltan), wolframite, and their derivatives, tin, tantalum, tungsten and gold (“conflict minerals” or “3TG minerals”); or any other mineral or its derivatives determined by the Secretary of State to be financing conflict in the Democratic Republic of Congo (“DRC”) or any adjoining country that shares an internationally recognized border with the DRC (the “Covered Countries”). Vertiv’s Conflict Minerals due diligence and its results for reporting year 2024 are described below. The copy of this Report will be publicly available at https://www.vertiv.com/en-us/about/ethics--compliance/#/tab-supply-chain.
1.Company Overview
Vertiv is a global leader in the design, manufacturing and servicing of critical digital infrastructure technology that powers, cools, deploys, secures and maintains electronics that process, store and transmit data. We provide this technology to data centers, communication networks and commercial and industrial environments worldwide.
Vertiv is headquartered in Columbus, Ohio and has regional offices located in Switzerland, China, India, and the Philippines. We have approximately 31,000 employees and sell products to customers worldwide. Our supply chain includes more than 10,000 vendor partners in 115 countries that provide Vertiv with manufactured components, raw materials, software, professional services, logistics support and subcontracted services.
Vertiv’s supply chain is multi-tiered and we are typically many levels removed from mines, smelters and refiners. We do not purchase any 3TG minerals directly from mines, smelters or refiners. Some of Vertiv’s products may contain 3TG minerals either from recycled sources or in their processed form. We rely on our direct suppliers to provide information to us as to the existence of, and the origin of, any 3TG minerals contained in components and materials supplied to us, including the sources of any 3TG minerals supplied to our direct suppliers from their lower-tier suppliers. Direct suppliers to Vertiv similarly typically rely on information provided by their suppliers.
Vertiv is committed to complying with the Rule and upholding responsible sourcing practices. Vertiv has published a Conflict Minerals Statement and built a complex due diligence program so as to ensure responsible sourcing practices in its supply chain. Vertiv’s Conflict Minerals Statement is available at the following link: https://www.vertiv.com/en-us/support/conflict-minerals-statement/. Vertiv’s Conflict Minerals Policy is available upon request.
Vertiv has actively engaged with its customers, suppliers and other stakeholders on the use of conflict minerals and responsible sourcing since the Rule was enacted. Vertiv organized several webinars focused on conflict minerals in order to educate its supply chain on the need for accurate conflict minerals reporting. Vertiv requires that all materials used in its products be preferably sourced from conflict-free smelters or refiners. Further, Vertiv is a member company of the Responsible Minerals Initiative (“RMI”) and requires its suppliers to work with their supply chain to cease sourcing from smelters or refiners that are not designated as conformant or active per the RMI’s Responsible Minerals Assurance Program or are otherwise identified as high-risk.
Vertiv endeavors to comply with applicable conflict mineral regulations. Accordingly, Vertiv monitors updates from the RMI and from the Office of Foreign Assets Control (“OFAC”). In addition to the conflict minerals due diligence discussed herein, Vertiv is committed to ethical, socially responsible and sustainable sourcing of other minerals that may be connected to human rights abuses. To that end, Vertiv has established a Cobalt Reporting Program, which aims to identify and minimize risks of connection to human rights abuses, environmental issues and unethical business practices involved with cobalt mining and processing. Cobalt sourcing information was collected using a standard document created by the RMI—the Extended Minerals Reporting Template (“EMRT”).

2.Reasonable Country of Origin Inquiry
Vertiv has determined that 3TG minerals were necessary to the functionality and production of some of our products manufactured or contracted to be manufactured during the 2024 calendar year. Vertiv products that contain 3TG minerals include Uninterruptible Power Supplies, DC Power Systems, and Thermal Management Products. Accordingly, we conducted a reasonable country of origin inquiry (“RCOI”) in good faith to determine whether the 3TG minerals may have originated in the DRC or Covered Countries. Based on the RCOI, Vertiv could not conclude that the 3TG minerals did not originate in the Covered Countries. Therefore, in accordance with Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, Vertiv performed due diligence on the source and chain of custody of the 3TG minerals in question to determine whether such products are “DRC conflict-free” or responsibly sourced.
To assist with our RCOI, Vertiv retained Assent, a third-party service provider, to assist Vertiv with reviewing its supply chain and identifying risks. Vertiv analyzed its supply base from 2024 and selected suppliers that supplied material possibly containing 3TG minerals. Due to the extensive nature of Vertiv’s supply base, Vertiv narrowed its review and analysis to suppliers whose 2024 spend with Vertiv exceeded $10,000, which collectively represented 99.79% of Vertiv’s total direct materials expenditures for 2024. The analysis identified that 69.61% of Vertiv’s total direct material expenditures potentially contain 3TG minerals, and respective suppliers were asked to provide a Conflict Minerals Reporting Template (“CMRT”). Vertiv provided the list of suppliers whose products possibly contain 3TG minerals to Assent, and Assent conducted a survey of such suppliers using CMRT version 6.4, maintained by RMI.
Assent contacted the suppliers and requested that they complete the CMRT via its software-as-a-service (SaaS) platform, which facilitates communications and allows suppliers to upload completed CMRTs directly to the platform for validation, assessment and management. Each request was sent with a reminder that in line with Vertiv’s Terms and Conditions of Purchase, Vertiv requires from suppliers that the products supplied to Vertiv are associated only with RMAP Conformant or Active smelters as listed on the following RMI website: http://www.responsiblemineralsinitiative.org/smelters-refiners-lists/, or are smelters certified to be conflict-free by other credible organizations. Consequently, Vertiv requires suppliers to work with the upstream supply chain on removing RMAP non-conformant, high-risk, and inactive smelters from the supply chain of products supplied to Vertiv. Training and educational material to guide suppliers on best practices and the use of the CMRT template was included. Assent assessed the quality of each supplier response and assigned a health score based on the supplier’s declaration.
Vertiv’s program includes automated data validation on all submitted CMRTs. The data validation is based on questions within the declaration sheet of the CMRT and aims to (i) increase the accuracy of submissions, (ii) identify any contradictory answers in the CMRT, (iii) help identify areas that require further classification or risk assessment, and (iv) understand the due diligence of Tier 1 suppliers. The data validation results are shared with the suppliers to ensure that they understand areas that require clarification or improvement. All submitted declaration forms are accepted so that data is retained, but they are classified as valid or invalid based on a set criteria of validation errors (see Annex C for CMRT validation criteria). Vertiv and/or Assent contacted suppliers with potentially invalid or incomplete CMRTs and encouraged them to submit or resubmit a valid response and provided guidance on how to correct errors via feedback to the CMRT submission, training courses, and direct engagement by Assent’s multilingual Supplier Experience team. Assent monitored and tracked all supplier responses and communications for reporting and transparency. Vertiv directly contacted unresponsive suppliers and requested they complete the CMRT and submit it to Assent or directly to Vertiv. Further, Vertiv tracks those suppliers that remain unresponsive to the campaign to allow for future improvement opportunities.
Based on data collected through May 20, 2025, 1277 suppliers within the conflict minerals program provided the CMRT. Vertiv’s conflict minerals program response rate is 87.35% representing 62.93% of our total direct material expenditures in 2024.
Based on the data collected through May 20, 2025, 424 suppliers representing 85.14% of the 498 suppliers in scope for the Cobalt Reporting program representing 55.55% of our total direct material expenditures in 2024, submitted an EMRT.
Through reasonable due diligence practices, Vertiv has taken advantage of a broader set of country-of-origin data to complement efforts in establishing transparency in the supply chain. Based on the findings Vertiv was able to identify countries from which minerals used in its products originated.
3.Due Diligence
Vertiv designed its due diligence measures to conform, in all material respects, to the five-step due diligence framework described in the Organization for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, and the related supplements for gold, tin, tantalum and tungsten (the “OECD Guidance”). Vertiv continues to evaluate market expectations for data collection and reporting to achieve continuous improvement. Due diligence requires Vertiv to rely on data provided by direct suppliers and third-party audit programs. There is therefore a risk of incomplete or inaccurate data as the entire process is not, and cannot, be fully managed by Vertiv. However, through active risk identification, risk assessment, as well as continued outreach and process validation, risk gaps can be mitigated. Vertiv’s due diligence process aligns with industry standards and market expectations for downstream company due diligence processes.
Vertiv integrated the five steps recommended by the OECD Guidance as follows:
a.Establishment of Company Management Systems
Vertiv established a cross-functional team to implement and manage our conflict minerals compliance program. The team, led by our global procurement organization, includes representatives from our product development, supply chain and legal departments. The team is responsible for implementing conflict minerals compliance strategies and briefing senior management about the results of our due diligence measures.
In addition, Vertiv has implemented the following:
i.Vertiv’s Conflict Minerals Statement, published on our website, articulates Vertiv’s support for efforts to end the human suffering and environmental impact associated with mining in the DRC and Covered Countries.
ii.Vertiv’s Conflict Minerals Policy reflects Vertiv’s commitment to support efforts to end human suffering and environmental impact that have been associated with mining of Conflict Minerals and cobalt in the DRC and Covered Countries. This policy further demonstrates Vertiv’s stance to Conflict Minerals use and sourcing to ensure compliance with applicable laws and regulations related to the supply of products which contain conflict minerals.

iii.Vertiv’s contracts with direct suppliers require the suppliers to trace and disclose information about the country of origin of minerals used in goods supplied to Vertiv. Vertiv relies on direct suppliers to provide information on the origin of the 3TG minerals contained in components and materials supplied, including sources of 3TG minerals that are supplied on them from lower-tier suppliers. Vertiv has also communicated its expectations to its suppliers regarding the existence of policies that result in avoidance of conflict minerals that are not DRC conflict-free in products sold to Vertiv. Vertiv further expects all its suppliers to have policies and procedures in place that ensure that 3TG minerals used in products supplied to Vertiv are conflict-free or responsibly sourced. This means that the products should not contain 3TG minerals sourced from areas that have been identified to be in the presence of widespread human rights abuses or violations of law either directly or indirectly. The Supplier Code of Conduct communicates Vertiv’s commitment to sourcing consistent with the OECD Guidance or an equivalent, recognized due diligence framework and require suppliers source 3TG minerals and cobalt only from conflict-free smelters or refiners as recognized by RMI or similar recognized organization to ensure that products supplied to Vertiv do not support armed conflicts and human rights violations.
iv.Vertiv actively enforces its Code of Conduct and Supplier Code of Conduct, which outline expected behaviors for our employees, officers, directors and suppliers. All suppliers are expected to act in accordance with such documents and comply with product-related requirements, including conflict minerals reporting. Vertiv’s Code of Conduct and Supplier Code of Conduct, based on internationally accepted principles such as United Nations Guiding Principles on Business and Human Rights and the OECD Guidance, are available on our website at: https://www.vertiv.com/en-us/about/ethics--compliance/
v.Vertiv established a helpline that allows employees and suppliers to report any suspected violations or concerns, including any suspected violations or concerns regarding our conflict minerals program, Code of Conduct, or Supplier Code of Conduct. Suppliers and Vertiv employees can also contact the Vertiv Conflict Minerals Team, including to report grievances via dedicated conflict minerals email address. Violations or grievances at the industry level can be reported to the RMI directly as well. This can be done at http://www.responsiblemineralsinitiative.org/responsible-minerals-assurance-process/grievance-mechanism/
vi.Vertiv Procurement Responsible Business team monitored conflict minerals campaign metrics on a weekly basis and communicated the results to regional procurement teams and their leaders. Detailed weekly reports were introduced to maximize conflict minerals campaign efficacy and strengthen supplier engagement.
vii.Vertiv engaged Assent to assist with evaluating supply chain information regarding 3TG minerals, identifying potential risks, and developing additional due diligence steps that Vertiv may undertake with suppliers. Assent’s dedicated program specialists support Vertiv’s conflict minerals program and provide frequent updates to Vertiv. Each member of Assent’s Customer Success team is trained in conflict minerals compliance and understands the intricacies of the CMRT and conflict minerals reporting, as well as Section 1502 of the Dodd-Frank Act.
viii.Vertiv engaged with suppliers that refused to cooperate with Assent or were unresponsive to the request for a valid CMRT for products they supplied to Vertiv. With respect to OECD requirement to strengthen engagement with suppliers, Vertiv has developed an internal procedure that includes steps of supplier engagement escalation and adequate formal corrective action process. Direct supplier outreach includes several emails and reminders sent by dedicated Vertiv compliance analysts in cooperation with respective commodity managers. Feedback from this engagement process allows Vertiv to ascertain opportunities for improvement in future conflict minerals campaigns.
ix.Vertiv, in cooperation with Assent, organized a training webinar where all suppliers in scope for Vertiv’s conflict minerals program were invited and trained on the OECD Due Diligence and 5 Step Framework principles. In cooperation with Assent, Vertiv further leveraged Assent’s online educational resources, and all its suppliers have been provided with access to conflict minerals training materials, while all suppliers have access to a free platform for the CMRT submission. Furthermore, Assent’s automated feedback process notifies suppliers of risks associated with their CMRT submission, which serves to further educate suppliers of certain conflict minerals risks.
x.Non-English-speaking suppliers are included in Vertiv initiatives and have access to multilingual help desk support and other resources via Assent. This permits all suppliers worldwide to access Vertiv’s platform for CMRT uploads and correspondence.

xi.In response to specific customer requests, Vertiv engaged directly with specific suppliers to obtain valid conflict-free CMRT reports and documentation.
xii.Vertiv retains the collected conflict minerals related data through Assent. All CMRTs, supplier responses, campaign-related data as well as findings and reports are retained in the ASM system and can be audited by internal or external parties.
Vertiv believes that the combination of Assent services with strong internal policies and direct Vertiv involvement in communication with suppliers constitute a strong supplier engagement program.
b.Identify and Assess Risks in the Supply Chain
As stated above, Vertiv is a member of RMI and has adopted the RMI’s approach to identifying and assessing risks in its supply chain. In applying this approach, we conducted due diligence to trace the origin of 3TG minerals provided to us by identifying smelters, refiners or recyclers, and scrap supplier sources in our supply chain.
Vertiv, through Assent, verified the information provided by our suppliers through the CMRT for completeness and consistency of responses. Where we identified inaccuracies, we required the suppliers to correct the errors and submit an updated CMRT or to provide additional information.
Identified risks at supplier level include non-responsive suppliers, incomplete CMRTs, and CMRTs providing smelter data beyond coverage of products supplied solely to Vertiv. Vertiv is unable to determine if all smelters and refiners listed in company-level CMRTs provided by Vertiv suppliers are connected to products supplied to Vertiv. Additionally, some suppliers indicated that they cannot provide a comprehensive list of smelters used in their supply chain due to limitations in information provided by lower tier suppliers.
Suppliers were further assesed based on their program’s strength. The criteria used to evaluate the strength of the program were based on certain questions in the CMRT related to suppliers’ conflict minerals practices.
Other supply chain risks were identified by assessing the due diligence practices and audit status of smelters and refiners identified in the supplied CMRTs. Assent’s smelter validation program compared listed facilities to the list of smelters and refiners consolidated by RMI to ensure that the facilities met the recognized definition of a 3TG mineral processing facility which was operational in 2024.
Assent confirmed the validation status of the smelters and refiners reported by our suppliers by determining if such entities had been audited against a standard in conformance with the OECD Guidance, such as the Responsible Minerals Assurance Process (RMAP). Vertiv does not have direct relationships with smelters and refiners and does not perform direct audits of these entities within their pre-supply chain. Smelters and refiners that have completed an RMAP audit are considered to have their sourcing validated as “conflict free or responsibly sourced”. Smelters and refiners are actively monitored to proactively identify the risk pertaining to conflict minerals.
Each facility that meets the definition of a smelter or refiner of a 3TG mineral was assessed according to red flag indicators defined in the OECD Guidance. Assent used several factors to measure sourcing risk, including:
•Geographic proximity to the DRC and Covered Countries
•Known mineral source country of origin
•RMAP audit status
•Credible evidence of unethical or conflict sourcing
•Peer assessments conducted by credible third-party sources
•Sanctions risks
Vertiv initiated risk mitigation efforts where a supplier’s CMRT reported facilities of concern, including instructing the supplier to undertake its own independent risk mitigation actions and asking the supplier to submit a product-specific or user defined CMRT to Vertiv identifying the connection, if any, between the facilities of concern and 3TG minerals supplied to Vertiv. Vertiv provided suppliers with clear performance objectives within reasonable timeframes, with the ultimate goal of progressively eliminating facilities of concern from Vertiv’s supply chain. Vertiv asked suppliers to prioritize the elimination of smelters and refiners of high concern as identified by Assent’s “Smelter of Interest Guide” due to their affiliations to sanctions lists or suspicion of connection to human rights violations.
For the suppliers that provided country of origin information for 3TG minerals, we confirmed the listed countries of origin for each smelter and refiner if the information was available from RMI. Some suppliers identified missing information from their supply chains and therefore could not provide a complete list of their upstream smelters and refiners.
c.Design and Implement a Strategy to Respond to Identified Risks
Vertiv has developed and implemented processes to assess and respond to the risks identified in the supply chain. Vertiv has a risk management plan through which the conflict minerals program is implemented, managed, and monitored. Vertiv responds to identified risks by enforcing our Supplier Code of Conduct and Purchase Order Terms and Conditions. Both documents communicate to our suppliers our expectations and requirements relating to the use and sourcing of 3TG minerals. Specifically, Vertiv’s Terms and Conditions of Purchase require our suppliers to trace and declare the country of origin of minerals used in all materials and to promptly provide Vertiv with relevant CMRT reports upon request. In support of conflict-free conflict minerals sourcing, Vertiv’s Terms and Conditions of Purchase further require Vertiv suppliers to source conflict minerals only from conflict-free smelters and refiners, regardless of where the smelter or refiner is located. Through its membership in RMI and cooperation with Assent, Vertiv supports multistakeholder responsible sourcing efforts and supports development and implementation of responsible sourcing practices.
Suppliers that are either non-responsive, provide incomplete or inconsistent responses to Vertiv’s solicitations for information or do not respond to Vertiv’s enhanced smelter due diligence are escalated within Vertiv’s procurement organization for follow-up and receive email communications reminding them of the importance of a response via CMRT and of Vertiv’s expectations relating to the use and sourcing of 3TG minerals.
In response to identified risks, Vertiv established the Vertiv Enhanced Smelter Due Diligence program, through which Vertiv followed up with every supplier that reported other than RMI conformant and active smelters. Additionally, suppliers reporting high risk smelters were also notified via Assent’s enhanced smelter due diligence program. Suppliers were contacted in accordance with the OECD Guidance to inform them of the potential risk, and to evaluate whether these smelters could be connected to Vertiv’s products. If confirmed, Vertiv requested these suppliers remove all non-RMI conformant or active smelters and refiners from the supply chain of products supplied to Vertiv. The suppliers were asked to complete user-defined or product-level CMRT specific to materials, products, or piece of parts purchased by Vertiv.
Suppliers receive feedback on their submissions and access to educational resources to assist suppliers in corrective action methods or to improve their internal programs. In cases where suppliers have continuously been non-responsive or are not committed to corrective action plans, Vertiv will assess if replacing that supplier is feasible.
The Global Procurement Responsible Business team regularly reports to Vertiv’s procurement leadership, Chief Procurement Officer and Global Compliance Officer on its efforts to collect CMRTs, the conflict-free status of suppliers, and the findings of the supply chain risk assessment.
d.Independent Third-Party Audits of Supply Chain Due Diligence
As a downstream company, Vertiv does not have a direct relationship with smelters or refiners, and we do not perform direct audits of smelters or refiners. Vertiv relies on third-party audits of smelters and refiners conducted as a part of the RMAP and results of such audits made available by RMI. Assent followed up with smelters or refiners that are not currently enrolled in an industry recognized audit/assessment program to encourage their participation and gather information regarding each facilities’ sourcing practices. Furthermore, Vertiv is a signatory of Assent’s communication to smelters and refiners who participated in RMAP and are conformant to the corresponding program’s standards to express Vertiv’s gratitude for ethical minerals sourcing in accordance with the requirements of downstream companies detailed in OECD Guidance. Through Vertiv’s membership with the RMI, smelters and refiners have been encouraged to participate in the RMAP as well.

e.Report on Supply Chain Due Diligence
Vertiv reports annually on its conflict minerals due diligence program in this Report, which is filed annually with the Securities and Exchange Commission. This report is available on the Ethics and Compliance section of the Vertiv’s company website at https://www.vertiv.com/en-us/about/ethics--compliance/#/tab-supply-chain.
4.Results of Our Reasonable Country of Origin Inquiry and Due Diligence
For the reporting period of January 1, 2024, through December 31, 2024, Vertiv solicited 1,462 in-scope suppliers to gather detailed information regarding the existence of 3TG minerals in components and materials sold to us, as well as the origin and chain of custody of such 3TG minerals. Based on the information provided by our suppliers and our own due diligence efforts, as described in this Report, through May 20, 2025, we do not have sufficient information to conclusively determine the countries of origin or chain of custody of all 3TG minerals in our products. Annex A to this Report lists those smelters and refiners that were operational in calendar year 2024, met the recognized definition of 3TG minerals processing facility and may have been used to process 3TG minerals in Vertiv’s supply chain. Annex B lists the countries of origin of these 3TG minerals, based on reasonable country of origin data obtained via Assent’s supply chain database. Due to the common practice of the collection of company-level CMRTs among suppliers, and inability of upstream suppliers to discern exactly which company’s product lines are connected to a particular smelter or refiner, the list of smelters and refiners that processed 3TG minerals used in Vertiv products, as well as the list of countries of origin of the 3TG minerals, are likely to be more comprehensive than the list of smelters and refiners and their respective countries of origin that actually processed the 3TG minerals contained in Vertiv’s products.
Taking into account this potential over-reporting, Vertiv has taken measures to validate all smelter and refiner data against validated audit program and databases intended to verify potentially high-risk smelters. All suppliers who reported smelters that potentially posed a risk due to the presence of red flag indicators were contacted in accordance with the OECD Guidance as stipulated in the previous sections and asked to provide more specific CMRT. While 64.13% of suppliers were able to provide conflict-free CMRT other suppliers need more time to process Vertiv’s request for conflict free sourcing and therefore Vertiv’s Conflict Minerals Report for 2024 includes several smelters which do not have RMI conformant or active status. All suppliers that didn’t provide the conflict free CMRT by Vertiv’s stated deadline for the Report shall be warned that they need to improve their due diligence in the next reporting period.
The tables below summarize the quantity of smelters and refiners and source of 3TG minerals reported in the CMRTs submitted by Vertiv´s suppliers who responded to our Conflict Minerals campaign for reporting year 2024:

Conflict Mineral	RMAP Conformant	RMAP Active	Non-enrolled	Non-Conformant	Total
Tin	72	3	12	9	96
Tantalum	34	0	3	0	37
Tungsten	36	2	15	4	57
Gold	91	4	68	19	182

Source of 3TG Mineral	RMAP Conformant	RMAP Active	Non-enrolled	Non-Conformant	Total
3TG mineral sourced from DRC or adjoining country	59	0	13	6	78
3TG mineral not sourced from DRC or adjoining country	155	3	58	26	242
Unknown	19	6	27	0	52

5.Risk Mitigation
Vertiv intends to continue evaluating its RCOI and due diligence processes in accordance with the provisions of the Rule to further mitigate the risk that 3TG minerals necessary to our products benefit armed groups or conflicts. In particular, we intend to:
a.Continue working with suppliers aligned with Vertiv’s dedication to principles of ethical sourcing;
b.Require that suppliers source 3TG minerals only from smelters and refiners that respect responsible minerals sourcing principles, are conformant or active in the RMI’s Responsible Minerals Assurance Process, and are not listed on or connected to international sanctions lists;
c.Further strengthen engagement with suppliers in development of responsible minerals sourcing practices through training, educational and technical resources and enhanced smelter due diligence program;
d.Continue to include the requirement for conflict minerals reporting and conflict-free sourcing in Vertiv’s Supplier Code of Conduct, General Terms and Conditions of Purchase and implement it within its Master Purchase Agreement forms;
e.Remain aware of developments in conflict minerals due diligence processes through Vertiv’s membership in RMI, expanding our participation in its initiatives and applying its principles to Vertiv’s Conflict Minerals Program;
f.Continue to evaluate upstream resources through a broader set of tools to evaluate risks. These include, but are not limited to the use of a comprehensive smelter and refiner database with detailed statuses, and comparing the list of smelters and refiners against government watch and denied parties lists;
g.Utilize indirect supplier monitoring to strengthen real-time monitoring of responsible sourcing practices in the supply chain.

ANNEX A
Table 1 below lists smelters and refiners from Vertiv’s 3TG minerals RCOI. Please note that some of the listed smelters and refiners may not actually provide 3TG minerals to be used in Vertiv products because the smelters and refiners may have declared 3TG minerals only as part of a company-level CMRT submission, rather than a CMRT specific to the products supplied to Vertiv. However, Vertiv is listing these smelters and refiners in the interest of presenting a complete list.
Table 1. Smelters and refiners reported in Vertiv CMRT.

Mineral	Smelter / Refiner Name	Facility Location
Gold	Advanced Chemical Company	United States of America
Gold	Aida Chemical Industries Co., Ltd.	Japan
Gold	Agosi AG	Germany
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	Uzbekistan
Gold	AngloGold Ashanti Corrego do Sitio Mineracao	Brazil
Gold	Argor-Heraeus S.A.	Switzerland
Gold	Asahi Pretec Corp.	Japan
Gold	Asaka Riken Co., Ltd.	Japan
Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	Turkey
Gold	Aurubis AG	Germany
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	Philippines
Gold	Boliden Ronnskar	Sweden
Gold	C. Hafner GmbH + Co. KG	Germany
Gold	Caridad	Mexico
Gold	CCR Refinery - Glencore Canada Corporation	Canada
Gold	Cendres + Metaux S.A.	Switzerland
Gold	Yunnan Copper Industry Co., Ltd.	China
Gold	Chimet S.p.A.	Italy
Gold	Chugai Mining	Japan
Gold	Daye Non-Ferrous Metals Mining Ltd.	China
Gold	DSC (Do Sung Corporation)	Korea, Republic of
Gold	Dowa	Japan
Gold	Eco-System Recycling Co., Ltd. East Plant	Japan
Gold	JSC Novosibirsk Refinery	Russian Federation
Gold	Refinery of Seemine Gold Co., Ltd.	China
Gold	Guoda Safina High-Tech Environmental Refinery Co., Ltd.	China
Gold	Hangzhou Fuchunjiang Smelting Co., Ltd.	China
Gold	LT Metal Ltd.	Korea, Republic of
Gold	Heimerle + Meule GmbH	Germany
Gold	Heraeus Metals Hong Kong Ltd.	China
Gold	Heraeus Germany GmbH Co. KG	Germany
Gold	Hunan Chenzhou Mining Co., Ltd.	China
Gold	Hunan Guiyang yinxing Nonferrous Smelting Co., Ltd.	China
Gold	HwaSeong CJ CO., LTD.	Korea, Republic of

Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	China
Gold	Ishifuku Metal Industry Co., Ltd.	Japan
Gold	Istanbul Gold Refinery	Turkey
Gold	Japan Mint	Japan
Gold	Jiangxi Copper Co., Ltd.	China
Gold	Asahi Refining USA Inc.	United States of America
Gold	Asahi Refining Canada Ltd.	Canada
Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant	Russian Federation
Gold	JSC Uralelectromed	Russian Federation
Gold	JX Nippon Mining & Metals Co., Ltd.	Japan
Gold	Kazakhmys Smelting LLC	Kazakhstan
Gold	Kazzinc	Kazakhstan
Gold	Kennecott Utah Copper LLC	United States of America
Gold	Kojima Chemicals Co., Ltd.	Japan
Gold	Kyrgyzaltyn JSC	Kyrgyzstan
Gold	L'azurde Company For Jewelry	Saudi Arabia
Gold	Lingbao Gold Co., Ltd.	China
Gold	Lingbao Jinyuan Tonghui Refinery Co., Ltd.	China
Gold	LS MnM Inc.	Korea, Republic of
Gold	Luoyang Zijin Yinhui Gold Refinery Co., Ltd.	China
Gold	Materion	United States of America
Gold	Matsuda Sangyo Co., Ltd.	Japan
Gold	Metalor Technologies (Suzhou) Ltd.	China
Gold	Metalor Technologies (Hong Kong) Ltd.	China
Gold	Metalor Technologies (Singapore) Pte., Ltd.	Singapore
Gold	Metalor Technologies S.A.	Switzerland
Gold	Metalor USA Refining Corporation	United States of America
Gold	Metalurgica Met-Mex Penoles S.A. De C.V.	Mexico
Gold	Mitsubishi Materials Corporation	Japan
Gold	Mitsui Mining and Smelting Co., Ltd.	Japan
Gold	Moscow Special Alloys Processing Plant	Russian Federation
Gold	Nadir Metal Rafineri San. Ve Tic. A.S.	Turkey
Gold	Navoi Mining and Metallurgical Combinat	Uzbekistan
Gold	Nihon Material Co., Ltd.	Japan
Gold	Ohura Precious Metal Industry Co., Ltd.	Japan
Gold	OJSC "The Gulidov Krasnoyarsk Non-Ferrous Metals Plant" (OJSC Krastsvetmet)	Russian Federation
Gold	MKS PAMP SA	Switzerland
Gold	Penglai Penggang Gold Industry Co., Ltd.	China
Gold	Prioksky Plant of Non-Ferrous Metals	Russian Federation
Gold	PT Aneka Tambang (Persero) Tbk	Indonesia
Gold	PX Precinox S.A.	Switzerland
Gold	Rand Refinery (Pty) Ltd.	South Africa
Gold	Royal Canadian Mint	Canada

Gold	Sabin Metal Corp.	United States of America
Gold	Samduck Precious Metals	Korea, Republic of
Gold	Samwon Metals Corp.	Korea, Republic of
Gold	SEMPSA Joyeria Plateria S.A.	Spain
Gold	Shandong Tiancheng Biological Gold Industrial Co., Ltd.	China
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	China
Gold	Sichuan Tianze Precious Metals Co., Ltd.	China
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	Russian Federation
Gold	Solar Applied Materials Technology Corp.	Taiwan, Province of China
Gold	Sumitomo Metal Mining Co., Ltd.	Japan
Gold	Super Dragon Technology Co., Ltd.	Taiwan, Province of China
Gold	Tanaka Kikinzoku Kogyo K.K.	Japan
Gold	Great Wall Precious Metals Co., Ltd. of CBPM	China
Gold	Shandong Gold Smelting Co., Ltd.	China
Gold	Tokuriki Honten Co., Ltd.	Japan
Gold	Tongling Nonferrous Metals Group Co., Ltd.	China
Gold	Torecom	Korea, Republic of
Gold	Umicore S.A. Business Unit Precious Metals Refining	Belgium
Gold	United Precious Metal Refining, Inc.	United States of America
Gold	Valcambi S.A.	Switzerland
Gold	Western Australian Mint (T/a The Perth Mint)	Australia
Gold	Yamakin Co., Ltd.	Japan
Gold	Yokohama Metal Co., Ltd.	Japan
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	China
Gold	Gold Refinery of Zijin Mining Group Co., Ltd.	China
Gold	Morris and Watson	New Zealand
Gold	SAFINA A.S.	Czechia
Gold	Guangdong Jinding Gold Limited	China
Gold	Umicore Precious Metals Thailand	Thailand
Gold	MMTC-PAMP India Pvt., Ltd.	India
Gold	KGHM Polska Miedz Spolka Akcyjna	Poland
Gold	Fidelity Printers and Refiners Ltd.	Zimbabwe
Gold	Singway Technology Co., Ltd.	Taiwan, Province of China
Gold	Shandong Humon Smelting Co., Ltd.	China
Gold	Shenzhen Zhonghenglong Real Industry Co., Ltd.	China
Gold	Al Etihad Gold Refinery DMCC	United Arab Emirates
Gold	Emirates Gold DMCC	United Arab Emirates
Gold	International Precious Metal Refiners	United Arab Emirates
Gold	Kaloti Precious Metals	United Arab Emirates
Gold	Sudan Gold Refinery	Sudan
Gold	T.C.A S.p.A	Italy
Gold	REMONDIS PMR B.V.	Netherlands
Gold	Fujairah Gold FZC	United Arab Emirates
Gold	Industrial Refining Company	Belgium
Gold	Shirpur Gold Refinery Ltd.	India

Gold	Korea Zinc Co., Ltd.	Korea, Republic of
Gold	Marsam Metals	Brazil
Gold	TOO Tau-Ken-Altyn	Kazakhstan
Gold	Abington Reldan Metals, LLC	United States of America
Gold	Shenzhen CuiLu Gold Co., Ltd.	China
Gold	Albino Mountinho Lda.	Portugal
Gold	SAAMP	France
Gold	L'Orfebre S.A.	Andorra
Gold	8853 S.p.A.	Italy
Gold	Italpreziosi	Italy
Gold	WIELAND Edelmetalle GmbH	Germany
Gold	Ogussa Osterreichische Gold- und Silber-Scheideanstalt GmbH	Austria
Gold	AU Traders and Refiners	South Africa
Gold	GGC Gujrat Gold Centre Pvt. Ltd.	India
Gold	Sai Refinery	India
Gold	Modeltech Sdn Bhd	Malaysia
Gold	Bangalore Refinery	India
Gold	Kyshtym Copper-Electrolytic Plant ZAO	Russian Federation
Gold	Degussa Sonne / Mond Goldhandel GmbH	Germany
Gold	Pease & Curren	United States of America
Gold	JALAN & Company	India
Gold	SungEel HiMetal Co., Ltd.	Korea, Republic of
Gold	Planta Recuperadora de Metales SpA	Chile
Gold	ABC Refinery Pty Ltd.	Australia
Gold	Safimet S.p.A	Italy
Gold	State Research Institute Center for Physical Sciences and Technology	Lithuania
Gold	African Gold Refinery	Uganda
Gold	Gold Coast Refinery	Ghana
Gold	NH Recytech Company	Korea, Republic of
Gold	QG Refining, LLC	United States of America
Gold	Dijllah Gold Refinery FZC	United Arab Emirates
Gold	CGR Metalloys Pvt Ltd.	India
Gold	Sovereign Metals	India
Gold	Eco-System Recycling Co., Ltd. North Plant	Japan
Gold	Eco-System Recycling Co., Ltd. West Plant	Japan
Gold	Augmont Enterprises Private Limited	India
Gold	Kundan Care Products Ltd.	India
Gold	Emerald Jewel Industry India Limited (Unit 1)	India
Gold	Emerald Jewel Industry India Limited (Unit 2)	India
Gold	Emerald Jewel Industry India Limited (Unit 3)	India
Gold	Emerald Jewel Industry India Limited (Unit 4)	India
Gold	K.A. Rasmussen	Norway
Gold	Alexy Metals	United States of America

Gold	MD Overseas	India
Gold	Metallix Refining Inc.	United States of America
Gold	Metal Concentrators SA (Pty) Ltd.	South Africa
Gold	WEEEREFINING	France
Gold	Gold by Gold Colombia	Colombia
Gold	Dongwu Gold Group	China
Gold	Sam Precious Metals	United Arab Emirates
Gold	Coimpa Industrial LTDA	Brazil
Gold	SHENZHEN JINJUNWEI RESOURCE COMPREHENSIVE DEVELOPMENT CO., LTD.	China
Gold	GG Refinery Ltd.	Tanzania, United Republic of
Gold	Attero Recycling Pvt Ltd	India
Gold	Impala Platinum - Platinum Metals Refinery (PMR)	South Africa
Gold	Elite Industech Co., Ltd.	Taiwan, Province of China
Gold	NOBLE METAL SERVICES	United States of America
Gold	TITAN COMPANY LIMITED, JEWELLERY DIVISION	India
Gold	Minera Titán del Perú SRL (MTP) - Belen Plant	Peru
Gold	Gasabo Gold Refinery Ltd	Rwanda
Tantalum	Guangdong Rising Rare Metals-EO Materials Ltd.	China
Tantalum	F&X Electro-Materials Ltd.	China
Tantalum	XIMEI RESOURCES (GUANGDONG) LIMITED	China
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	China
Tantalum	Jiujiang Tanbre Co., Ltd.	China
Tantalum	AMG Brasil	Brazil
Tantalum	Metallurgical Products India Pvt., Ltd.	India
Tantalum	Mineracao Taboca S.A.	Brazil
Tantalum	Mitsui Mining and Smelting Co., Ltd.	Japan
Tantalum	NPM Silmet AS	Estonia
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	China
Tantalum	QuantumClean	United States of America
Tantalum	Yanling Jincheng Tantalum & Niobium Co., Ltd.	China
Tantalum	Solikamsk Magnesium Works OAO	Russian Federation
Tantalum	Taki Chemical Co., Ltd.	Japan
Tantalum	Telex Metals	United States of America
Tantalum	Ulba Metallurgical Plant JSC	Kazakhstan
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	China
Tantalum	D Block Metals, LLC	United States of America
Tantalum	FIR Metals & Resource Ltd.	China
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	China
Tantalum	XinXing HaoRong Electronic Material Co., Ltd.	China
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	China
Tantalum	KEMET de Mexico	Mexico
Tantalum	TANIOBIS Co., Ltd.	Thailand
Tantalum	TANIOBIS GmbH	Germany
Tantalum	Materion Newton Inc.	United States of America

Tantalum	TANIOBIS Japan Co., Ltd.	Japan
Tantalum	TANIOBIS Smelting GmbH & Co. KG	Germany
Tantalum	Global Advanced Metals Boyertown	United States of America
Tantalum	Global Advanced Metals Aizu	Japan
Tantalum	Resind Industria e Comercio Ltda.	Brazil
Tantalum	Jiangxi Tuohong New Raw Material	China
Tantalum	RFH Yancheng Jinye New Material Technology Co., Ltd.	China
Tantalum	5D Production OU	Estonia
Tantalum	PowerX Ltd.	Rwanda
Tantalum	Jiangxi Sanshi Nonferrous Metals Co., Ltd	China
Tin	Tin Smelting Branch of Yunnan Tin Co., Ltd.	China
Tin	PT Aries Kencana Sejahtera	Indonesia
Tin	EM Vinto	Bolivia (Plurinational State of)
Tin	Malaysia Smelting Corporation (MSC)	Malaysia
Tin	Mineracao Taboca S.A.	Brazil
Tin	Minsur	Peru
Tin	Operaciones Metalurgicas S.A.	Bolivia (Plurinational State of)
Tin	PT Bangka Tin Industry	Indonesia
Tin	PT Mitra Stania Prima	Indonesia
Tin	PT Prima Timah Utama	Indonesia
Tin	PT Refined Bangka Tin	Indonesia
Tin	PT Timah Tbk Kundur	Indonesia
Tin	PT Timah Tbk Mentok	Indonesia
Tin	PT Tinindo Inter Nusa	Indonesia
Tin	Thaisarco	Thailand
Tin	White Solder Metalurgia e Mineracao Ltda.	Brazil
Tin	CV Venus Inti Perkasa	Indonesia
Tin	CV Ayi Jaya	Indonesia
Tin	Aurubis Beerse	Belgium
Tin	PT Menara Cipta Mulia	Indonesia
Tin	Tin Technology & Refining	United States of America
Tin	Luna Smelter, Ltd.	Rwanda
Tin	Fabrica Auricchio Industria e Comercio Ltda.	Brazil
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	China
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	China
Tin	Alpha	United States of America
Tin	PT Premium Tin Indonesia	Indonesia
Tin	Dowa	Japan
Tin	Estanho de Rondonia S.A.	Brazil
Tin	Fenix Metals	Poland
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	China
Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.	China
Tin	Gejiu Kai Meng Industry and Trade LLC	China
Tin	China Tin Group Co., Ltd.	China
Tin	Metallic Resources, Inc.	United States of America

Tin	Mitsubishi Materials Corporation	Japan
Tin	Jiangxi New Nanshan Technology Ltd.	China
Tin	Novosibirsk Tin Combine	Russian Federation
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	Thailand
Tin	PT Artha Cipta Langgeng	Indonesia
Tin	PT Babel Inti Perkasa	Indonesia
Tin	PT Babel Surya Alam Lestari	Indonesia
Tin	PT Belitung Industri Sejahtera	Indonesia
Tin	PT Bukit Timah	Indonesia
Tin	PT Panca Mega Persada	Indonesia
Tin	PT Sariwiguna Binasentosa	Indonesia
Tin	PT Stanindo Inti Perkasa	Indonesia
Tin	PT Timah Nusantara	Indonesia
Tin	PT Tommy Utama	Indonesia
Tin	Rui Da Hung	Taiwan, Province of China
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	China
Tin	VQB Mineral and Trading Group JSC	Viet Nam
Tin	Magnu's Minerais Metais e Ligas Ltda.	Brazil
Tin	PT Tirus Putra Mandiri	Indonesia
Tin	Melt Metais e Ligas S.A.	Brazil
Tin	PT ATD Makmur Mandiri Jaya	Indonesia
Tin	O.M. Manufacturing Philippines, Inc.	Philippines
Tin	Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy Joint Stock Company	Viet Nam
Tin	Nghe Tinh Non-Ferrous Metals Joint Stock Company	Viet Nam
Tin	Tuyen Quang Non-Ferrous Metals Joint Stock Company	Viet Nam
Tin	PT Rajehan Ariq	Indonesia
Tin	PT Cipta Persada Mulia	Indonesia
Tin	An Vinh Joint Stock Mineral Processing Company	Viet Nam
Tin	Resind Industria e Comercio Ltda.	Brazil
Tin	Super Ligas	Brazil
Tin	Aurubis Berango	Spain
Tin	PT Bangka Prima Tin	Indonesia
Tin	PT Sukses Inti Makmur	Indonesia
Tin	HuiChang Hill Tin Industry Co., Ltd.	China
Tin	Modeltech Sdn Bhd	Malaysia
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	China
Tin	Chifeng Dajingzi Tin Industry Co., Ltd.	China
Tin	PT Bangka Serumpun	Indonesia
Tin	Pongpipat Company Limited	Myanmar
Tin	Dongguan CiEXPO Environmental Engineering Co., Ltd.	China
Tin	Ma'anshan Weitai Tin Co., Ltd.	China
Tin	PT Rajawali Rimba Perkasa	Indonesia
Tin	Yunnan Yunfan Non-ferrous Metals Co., Ltd.	China
Tin	Precious Minerals and Smelting Limited	India

Tin	Gejiu City Fuxiang Industry and Trade Co., Ltd.	China
Tin	PT Mitra Sukses Globalindo	Indonesia
Tin	CRM Fundicao De Metais E Comercio De Equipamentos Eletronicos Do Brasil Ltda	Brazil
Tin	CRM Synergies	Spain
Tin	DS Myanmar	Myanmar
Tin	PT Putera Sarana Shakti (PT PSS)	Indonesia
Tin	Mining Minerals Resources SARL	Congo, Democratic Republic of
Tin	Takehara PVD Materials Plant / PVD Materials Division of MITSUI MINING & SMELTING CO., LTD.	Japan
Tin	Malaysia Smelting Corporation Berhad (Port Klang)	Malaysia
Tin	RIKAYAA GREENTECH PRIVATE LIMITED	India
Tin	Woodcross Smelting Company Limited	Uganda
Tin	Global Advanced Metals Greenbushes Pty Ltd.	Australia
Tin	Longnan Chuangyue Environmental Protection Technology Development Co., Ltd	China
Tin	PT Mitra Graha Raya	Indonesia
Tin	Dongguan Best Alloys Co., Ltd.	China
Tin	PT Arsed Indonesia	Indonesia
Tin	P Kay Metal, Inc	United States of America
Tungsten	A.L.M.T. Corp.	Japan
Tungsten	Kennametal Huntsville	United States of America
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	China
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	China
Tungsten	CNMC (Guangxi) PGMA Co., Ltd.	China
Tungsten	Global Tungsten & Powders LLC	United States of America
Tungsten	Hunan Chenzhou Mining Co., Ltd.	China
Tungsten	Hunan Jintai New Material Co., Ltd.	China
Tungsten	Japan New Metals Co., Ltd.	Japan
Tungsten	Kennametal Fallon	United States of America
Tungsten	Wolfram Bergbau und Hutten AG	Austria
Tungsten	Xiamen Tungsten Co., Ltd.	China
Tungsten	Jiangxi Minmetals Gao'an Non-ferrous Metals Co., Ltd.	China
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	China
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	China
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	China
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	China
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	China
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	China
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	China
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	China
Tungsten	Asia Tungsten Products Vietnam Ltd.	Viet Nam
Tungsten	Hunan Shizhuyuan Nonferrous Metals Co., Ltd. Chenzhou Tungsten Products Branch	China
Tungsten	H.C. Starck Tungsten GmbH	Germany

Tungsten	TANIOBIS Smelting GmbH & Co. KG	Germany
Tungsten	Masan High-Tech Materials	Viet Nam
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	China
Tungsten	Niagara Refining LLC	United States of America
Tungsten	China Molybdenum Tungsten Co., Ltd.	China
Tungsten	Hydrometallurg, JSC	Russian Federation
Tungsten	Unecha Refractory metals plant	Russian Federation
Tungsten	Philippine Chuangxin Industrial Co., Inc.	Philippines
Tungsten	ACL Metais Eireli	Brazil
Tungsten	Moliren Ltd.	Russian Federation
Tungsten	Lianyou Metals Co., Ltd.	Taiwan, Province of China
Tungsten	JSC "Kirovgrad Hard Alloys Plant"	Russian Federation
Tungsten	NPP Tyazhmetprom LLC	Russian Federation
Tungsten	Hubei Green Tungsten Co., Ltd.	China
Tungsten	Albasteel Industria e Comercio de Ligas Para Fundicao Ltd.	Brazil
Tungsten	Cronimet Brasil Ltda	Brazil
Tungsten	Artek LLC	Russian Federation
Tungsten	Fujian Xinlu Tungsten Co., Ltd.	China
Tungsten	OOO “Technolom” 2	Russian Federation
Tungsten	OOO “Technolom” 1	Russian Federation
Tungsten	LLC Vostok	Russian Federation
Tungsten	YUDU ANSHENG TUNGSTEN CO., LTD.	China
Tungsten	HANNAE FOR T Co., Ltd.	Korea, Republic of
Tungsten	Tungsten Vietnam Joint Stock Company	Viet Nam
Tungsten	Nam Viet Cromit Joint Stock Company	Viet Nam
Tungsten	DONGKUK INDUSTRIES CO., LTD.	Korea, Republic of
Tungsten	Shinwon Tungsten (Fujian Shanghang) Co., Ltd.	China
Tungsten	MALAMET SMELTING SDN. BHD.	Malaysia
Tungsten	Lianyou Resources Co., Ltd.	Taiwan, Province of China
Tungsten	Philippine Carreytech Metal Corp.	Philippines
Tungsten	Kenee Mining Corporation Vietnam	Viet Nam
Tungsten	Philippine Bonway Manufacturing Industrial Corporation	Philippines
Tungsten	LAOS SOUTHERN MINING SMELTING SOLE CO., LTD	Lao People's Democratic Republic

ANNEX B
Table 2 below is an aggregate list of countries of origin from which the reported facilities collectively source 3TG minerals, based on reasonable country of origin data obtained via Assent’s supply chain database. As stated above, some smelters and refiners may have been declared as part of a company-level CMRT submission, rather than a CMRT specific to the products supplied to Vertiv. Therefore, Table 2 may list more countries than those which are the actual sources of 3TG minerals for Vertiv products.
Table 2. Countries of Origin of 3TG Minerals.

Albania
Andorra
Angola
Argentina
Armenia
Australia
Austria
Azerbaijan
Belarus
Belgium
Benin
Bermuda
Bolivia (Plurinational State of)
Botswana
Brazil
Bulgaria
Burkina Faso
Burundi
Cambodia
Canada
Central African Republic
Chile
China
Colombia
Congo
Cyprus
Democratic Republic of the Congo
Djibouti
Dominica
Dominican Republic
Ecuador
Egypt
El Salvador
Eritrea

Estonia
Ethiopia
Fiji
Finland
France
Georgia
Germany
Ghana
Guam
Guatemala
Guinea
Guyana
Honduras
Hong Kong
Hungary
India
Indonesia
Ireland
Israel
Italy
Ivory Coast
Japan
Jersey
Kazakhstan
Kenya
Korea
Kyrgyzstan
Liberia
Liechtenstein
Lithuania
Luxembourg
Madagascar
Malaysia
Mali
Mauritania
Mexico
Mongolia
Morocco
Mozambique
Myanmar
Namibia

Netherlands
New Zealand
Nicaragua
Niger
Nigeria
Norway
Oman
Panama
Papua New Guinea
Peru
Philippines
Poland
Portugal
Russian Federation
Rwanda
Saudi Arabia
Senegal
Serbia
Sierra Leone
Singapore
Slovakia
Solomon Islands
South Africa
South Sudan
Spain
Sudan
Suriname
Sweden
Switzerland
Taiwan
Tajikistan
Tanzania
Thailand
Togo
Turkey
Uganda
United Arab Emirates
United Kingdom
United States of America
Uruguay
Uzbekistan

Viet Nam
Zambia

ANNEX C
The following table maps the Assent Sustainability Platform’s status and CMRT logic structure when determining supplier status in Vertiv’s Conflict Minerals program based on the answers provided in the CMRT by suppliers.

Supplier Status	Description
Not Submitted	Supplier was approached, a CMRT has not been submitted
Complete	Supplier submitted valid and complete CMRT
Incomplete	Supplier submitted partially completed CMRT not covering all products associated to them
Invalid	Supplier provided CMRT with contradictory answers
Out of Scope	Supplier is out of scope for the conflict minerals program and does not have to submit the CMRT